Beckstead and Watts, LLP
Certified Public Accountants

2425 W Horizon Ridge Parkway
Henderson, NV 89052
702.257.1984 tel
702.362.0540 fax

January 19, 2006

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Change in Certifying Accountant

Ladies and Gentlemen:

The firm of Beckstead and Watts, LLP was previously principal accountant for IT&E International Group (the “Company”) and reported on the financial statements of the Company for the years ended December 31, 2004 and 2003. On January 17, 2006, we were notified that we were dismissed by the Company as principal accountants. We have read the Company’s statements included under Item 4 of its Form 8-K dated January 17, 2006, and we agree with such statements except that we cannot confirm or deny that the appointment of Schneider Downs & Co. was approved by the Audit Committee, or that they were not consulted prior to their appointment as auditors on January 17, 2006.

Very truly yours,

Beckstead and Watts, LLP